EXHIBIT 4.5

CONFORMED COPY

Dated 11th October, 2002

REUTERS GROUP PLC

as Issuer

________________________________

DEED OF COVENANT

relating to a £1,500,000,000
Euro-commercial paper programme

________________________________

ALLEN & OVERY
London

THIS DEED OF COVENANT is made on 11th October, 2002

BY

(1)      REUTERS GROUP PLC in its capacity as issuer (the "Issuer");

IN FAVOUR OF

(2)	THE RELEVANT ACCOUNTHOLDERS (as defined below).

WHEREAS

(A)	The Issuer has entered into an amended and restated dealer agreement dated 11th October, 2002 (as amended or supplemented from time to time, the "Dealer Agreement"), under which it may, from time to time, issue Euro-commercial paper, which amends and restates the dealer agreement entered into by the Issuer dated 31st March, 1998 (the "Principal Dealer Agreement"). Each issue of Notes (as defined below) may be represented initially by a global note (each a "Global Note") which will be exchangeable for notes in definitive form ("Definitive Notes") in the circumstances specified in the relevant Global Note.

(B)	Each Global Note will be delivered to a depositary or a common depositary for, Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and/or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") and/or any other agreed clearing system (together with Euroclear and Clearstream, Luxembourg, the "Clearing Systems" and each a "Clearing System").

(C)	The Issuer wishes to make arrangements for the protection of the interests of Relevant Accountholders in the event that the relevant Global Note becomes void in accordance with its terms.

THIS DEED OF COVENANT WITNESSES as follows:

1.      INTERPRETATION

1.1      In this Deed:

"Accountholder" means a holder of a securities account, except for a Clearing System to the extent that any securities, or rights in respect of securities, credited to such Clearing System's securities account are held by such Clearing System for the account or benefit of a holder of a securities account with that Clearing System;

"Acquisition Time" means, in relation to any Original Accountholder's Entry, the Relevant Date and, in relation to any Subsequent Accountholder's Entry, its Transfer Time;

An Entry "corresponds" with another Entry if (i) both Entries relate to the same Global Note, (ii) one of those Entries has been debited from the securities account of an Accountholder in connection with, and substantially at the same time as, the credit of the other Entry to the securities account of another Accountholder and (iii) the purpose of debiting the first Entry and crediting the second Entry was to transfer all rights relating to the debited entry from the Accountholder to whose

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securities account it was debited to the other Accountholder to whose securities account the other Entry has been credited; and one Entry "corresponds" with another Entry if they both correspond with a third Entry;

"Direct Rights" means the rights referred to in Clause 2.1;

"Entry" means any entry which is made in the securities account of an Accountholder with a Clearing System in respect of Notes represented by the relevant Global Note;

"Note" means any promissory note from time to time issued by the Issuer in accordance with the provisions of an amended and restated note agency agreement, dated the date hereof, between the Issuer, Citibank, N.A. as issue agent (in such capacity and together with any successor issue agent, the "Issue Agent") and principal paying agent (in such capacity and together with any successor principal paying agent, the "Principal Paying Agent") and the agents named therein, as such agreement may be amended or supplemented from time to time;

"Original Accountholder" means an Accountholder who has one or more Entries credited to his securities account on the Relevant Date;

"Principal Amount" means, in respect of any Entry, the aggregate principal amount of the Notes to which such Entry relates;

"Relevant Accountholder" means an Original Accountholder or a Subsequent Accountholder, as the case may be;

"Relevant Date" means the date on which the relevant Global Note becomes void in accordance with its terms;

"Subsequent Accountholder" means an Accountholder who has had an Entry credited to his securities account in connection with the debit of a corresponding Entry in respect of which Direct Rights have arisen from the securities account of another Accountholder (a "Previous Accountholder"); and

"Transfer Time" means, in relation to any Subsequent Accountholder's Entry, the time at which such Entry is credited to his securities account.

1.2      Any reference in this Deed to a Clause is, unless otherwise stated, to a clause hereof.

1.3	Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed.

2.      DIRECT RIGHTS

2.1	Each Relevant Accountholder shall at the Acquisition Time for each of such Relevant Accountholder's Entries acquire against the Issuer all rights ("Direct Rights") which it would have had if, immediately before each such Acquisition Time, it had been the holder of Definitive Notes, duly executed, authenticated and issued, in an aggregate principal amount equal to the Principal Amount of such Relevant Accountholder's entries including (without limitation) the right to receive all payments due at any time in respect of such Definitive Notes as if such Definitive Notes had been duly presented and (in the case of final redemption of a Definitive Note) surrendered on the due date in accordance with the terms of such Note.

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2.2	No further action shall be required on the part of the Issuer or any other person for the Relevant Accountholders to enjoy the Direct Rights provided that nothing herein shall entitle any Relevant Accountholder to receive any payment in respect of the relevant Global Note which has already been made.

2.3	There shall be treated as incorporated into this Deed and with respect to the Direct Rights and any sums payable in relation thereto, all those provisions of the Notes represented by the relevant Global Note (immediately before it became void) relating to the amount of any sum payable by the Issuer or the time and manner in which any such amount should be paid (including, without limitation, any grossing-up provision in any Global Note) but as if references in such provisions to (i) any Note or to any principal of, or other amount payable on, any Note were references to the Direct Rights or to sums payable with respect to the Direct Rights and (ii) any holder of any Note were references to the applicable Relevant Accountholder.

2.4	The Direct Rights of each Previous Accountholder in relation to any Entry shall terminate when the Subsequent Accountholder to whose securities account a corresponding Entry has been credited acquires Direct Rights in relation to such Entry in accordance with Clause 2.1.

3.      EVIDENCE

3.1	The records of the relevant Clearing System shall be conclusive as to the identity of the Relevant Accountholders and the respective amounts credited to their Securities Accounts and a certificate issued by a Clearing System setting out:

(a)	the name of the Relevant Accountholder in respect of which it is issued;

(b)	the Acquisition Time in relation to each Entry; and

(c)	the Principal Amount of any Entry credited to the securities account of such Relevant Accountholder with such Clearing System on any date, shall, in the absence of manifest error, be conclusive evidence for all purposes of this Deed.

3.2	If a Clearing System determines the Relevant Date, such determination shall be binding on all Relevant Accountholders with such Clearing System.

4.      DEPOSIT OF DEED

This Deed shall be deposited with and held by the Principal Paying Agent until the date on which all the obligations of the Issuer under or in respect of the Notes (including, without limitation, its obligations under this Deed) have been discharged in full. The Issuer hereby acknowledges the right of every Relevant Accountholder to the production of this Deed.

5.      COVENANTS

The Issuer hereby warrants, represents and covenants with each Relevant Accountholder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation enforceable in accordance with its terms.

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6.      STAMP DUTIES

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution and delivery of this Deed, and shall indemnify each Relevant Accountholder against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.      BENEFIT OF DEED

7.1	This Deed shall take effect as a deed poll for the benefit of the Relevant Accountholders from time to time.

7.2	This Deed shall enure to the benefit of each Relevant Accountholder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed against the Issuer.

7.3	The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Relevant Accountholder shall be entitled to assign all or any of its rights and benefits hereunder.

8.      PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.      NOTICES

9.1	All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent to the Issuer at:

Reuters Group PLC 85 Fleet Street London EC4M 4AJ

Fax: +44 20 7542 5404

Attention: Group Treasurer

or to such other address or fax number or for the attention of such other person or department as the Issuer has notified to the Accountholders.

9.2	Any communication sent in accordance with Clause 9.1 shall be effective upon receipt by the Issuer provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the Issuer.

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10.      GOVERNING LAW

This Deed is governed by, and shall be construed in accordance with, English law.

IN WITNESS whereof this Deed of Covenant has been executed by the Issuer and is intended to be and is hereby delivered on the date first before written.

EXECUTED as a deed
by REUTERS GROUP PLC

By:	Director D J GRIGSON

Director/Secretary R E S MARTIN

ICM:597671.6